Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES ANNOUNCES COMPLETION OF
DEFERRED REVENUE PROJECT, FILING OF FORM 10-K
FOR FISCAL YEAR 2005 AND CONFERENCE CALL

NEW ORLEANS, LA, February 17, 2006 . . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEIE) announced today that it has completed its deferred revenue project and filed its Form 10-K for the fiscal year ended October 31, 2005 (“2005 Form 10-K”). The Company also announced that it plans to file its amended Form 10-Q for the quarter ended July 31, 2005 (“2005 Form 10-Q/A”) by February 22, 2006. The Company will host a conference call for investors on February 21, 2006.
The Company’s financial statements for the fiscal years ended October 31, 2001, 2002, 2003, 2004 and the first three quarters of 2005 have been restated to correct for certain accounting errors. The Company’s filings will reflect the following adjustments to its previously reported earnings (loss) per share for fiscal years 2001-2004 and the first nine months of fiscal 2005:

									Nine Months Ended
	FY 2001		FY 2002		FY 2003		FY 2004		July 31, 2005

Diluted earnings (loss) per share previously reported	($3.81	)(1)(2)	$0.29	(1)	($0.68	)(1)	$0.43	(1)	($1.14	)(5)

Effect of restating to correct for goodwill reporting unit errors	—		(1.78	)(4)	0.64		0.02		—

Effect of restating to correct for the impact of the deferred revenue project	(0.17	) (3)	(0.18)		(0.12)		(0.11)		(0.16	)(6)

Other adjustments	—		—		(0.01)		—		0.01

Diluted earnings (loss) per share, as restated	($3.98)		($1.67)		($0.17)		$0.34		($1.29)

Weighted average diluted common shares outstanding	107,355		108,299		108,230		108,159		109,430
(1)	Represents amounts reported in the April 12, 2005 Form 8-K.
(2)	Includes ($2.33) for the cumulative effect of change in accounting principle upon adoption of SAB 101 “Revenue Recognition in Financial Statements”.
(3)	Includes a $0.01 adjustment to the cumulative effect of change in accounting principle upon adoption of SAB 101.
(4)	Reflected as a cumulative effect of change in accounting principle upon adoption of SFAS No. 142 “Goodwill and Other Intangible Assets”.
(5)	Represents amounts reported in the incomplete Form 10-Q for the quarter ended July 31, 2005 filed on October 24, 2005.

(6)	Includes ($0.11) related to the cumulative effect of change in accounting principle for the change in accounting for preneed selling costs.

The Company’s filings will reflect adjustments to the following key items on its previously reported balance sheet as of October 31, 2004:

			Effect of
		Effect of	restating to
	As	restating to	reflect			As restated
	Previously	correct for	impact of			and
Consolidated	Reported	goodwill	the deferred		As restated	reclassified
Balance	October 31,	reporting	revenue	Other	October 31,	October 31,
Sheets:	2004(1)	unit changes	project	adjustments(2)	2004	2004(3)

(dollars in thousands)

Deferred income taxes	$43,124	$11,794	$37,593	$481	$92,992	$93,014

Goodwill	404,169	(131,400)	2,980	(2,976)	272,773	272,729

Total assets	2,565,198	(121,857)	69,226	(1,081)	2,511,486	2,511,508

Deferred preneed funeral revenue	156,164	—	145,161	(2,653)	298,672	297,328

Deferred preneed cemetery revenue	288,516	—	(5,278)	(1,963)	281,275	280,570

Retained earnings (accumulated deficit)	3,298	(121,857)	(71,447)	(2,976)	(192,982)	(192,982)

Total shareholders’ equity	784,258	(121,857)	(71,447)	(2,976)	587,978	587,978

(1)	Represents amounts reported in the April 12, 2005 Form 8-K.
(2)	Represents adjustments which are immaterial individually and in the aggregate relating to lease-related accounting practices and other miscellaneous adjustments.
(3)	The reported amounts from the April 12, 2005 Form 8-K represent the January 2005 classification of continuing and discontinued operations. The restated and reclassified amounts represent the October 2005 classification of continuing and discontinued operations.

The financial statement restatements resulting from the deferred revenue project reflect an increase in deferred revenue as of October 31, 2005 of $157 million, a decrease in shareholders’ equity of $93 million (which reflects the cumulative impact on net earnings for annual and interim periods through October 31, 2005) and an increase totaling $61 million to net deferred taxes and income tax receivable.
The restatements are primarily due to errors identified in recognition of revenue on preneed cemetery merchandise and services contracts and on realized trust earnings on preneed cemetery and funeral merchandise and services contracts. The primary reason for the differences between the adjustments the Company is reporting and the adjustments it projected in its press release dated January 18, 2006 are unexpected errors identified during the deferred revenue project with respect to the Company’s recognition of realized trust earnings.

These restatements as well as the Company’s failure to deliver financial statements within the specified deadlines in its senior secured credit facility resulted in a default and potential event of default under the facility. The Company sought and received waivers of the defaults and potential events of default related to the restatements and failure to deliver audited consolidated financial statements by the specified deadline. A waiver granted an extension to deliver the audited consolidated financial statements for a date subsequent to today. The Company delivered the financial statements within the time period specified in the waiver. The Company believes its incomplete July 31, 2005 Form 10-Q filed with the SEC in conjunction with management certifications met the compliance requirements of its senior secured credit facility. The Company believes it is in compliance with the terms of the senior secured credit facility.
The indenture governing the 6.25 percent notes requires the Company to furnish to the trustee for forwarding to the holders of the notes, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements from our certified independent accountants. In addition, the Company must file a copy with the SEC for public availability within the time periods specified in the SEC’s rules and regulations. An event of default would occur if the Company failed to provide that information within 30 days after receipt of written notice by the trustee or holders of at least 25 percent of the principal amount outstanding. The Company furnished its July 31, 2005 Form 10-Q to the trustee and filed it with the SEC, and believes that doing so complied with the requirements of the indenture. The Company has not received a default notice from the trustee or note holders with respect to the late filing of the Form 10-K for the fiscal year ended October 31, 2005 and has now filed this report with the SEC. The Company believes it is in compliance with the terms of its 6.25 percent notes.
The Company has received notifications from Nasdaq that the Company’s incomplete Form 10-Q for the quarter ended July 31, 2005, the delay in filing the 2005 Form 10-K and the Company’s incomplete amended Form 10-K for the fiscal year ended October 31, 2004 are not in compliance with the continued listing requirements of Nasdaq Marketplace Rule 4310(c)(14). The Nasdaq Listing Qualifications Panel granted the Company’s request for an extension of time to file the complete 2005 third quarter report and the 2005 Form 10-K to February 15, 2006, and the Company was granted an additional extension of time to February 22, 2006 in which to file these reports. The Company was also granted an extension of time in which to file a completed amended Form 10-K for the fiscal year ended October 31, 2004 until April 7, 2006.
The 2005 Form 10-K reflects that the Company has identified material weaknesses in its internal control over financial reporting as of October 31, 2005 relating to (1) revenue recognition on preneed cemetery merchandise and services contracts and (2) recognition of realized trust earnings on preneed cemetery and funeral contracts. The Company is in the process of remediating the material weaknesses in its internal controls, and can give no assurances as to when the remediation will be completed.
The Company’s 2005 Form 10-K reflects the following information. For fiscal year 2005, the Company had a net loss of $143.3 million compared to restated net earnings of $36.7 million for fiscal year 2004. Contributing to the net loss was a charge of $153.2 million for the cumulative effect of change in accounting principle related to the change in the Company’s method of accounting for preneed selling costs, implemented effective November 1, 2004. Fiscal year 2005 earnings from continuing operations before the cumulative effect of change in accounting principle decreased by $22.2 million to $8.8 million, compared to $31.0 million as restated for fiscal year 2004. Contributing to the decline were charges for loss on early extinguishment of debt of $32.8 million related to the refinancing of the Company’s senior secured credit facility and its 10.25 percent senior subordinated notes. Also contributing to the decline was a $9.9 million increase in funeral costs of which $5.4 million was due to the 2005 change in accounting for preneed selling costs and the remainder was due primarily to increased health insurance costs. Corporate general and administrative expenses increased $2.3 million due primarily to increased professional fees associated with the Company’s defense of class action litigation, the Section 404 internal controls review process, the deferred revenue project and additional audit related services. The Company also recorded a $9.4 million charge for net hurricane-related costs. In addition, cemetery revenues declined $2.1 million primarily due to a decrease in revenue associated with the construction of cemetery projects, a decrease in earned finance charges, a decrease in revenue due to Hurricane Katrina and an increase in bad debt expenses resulting from the impact of Hurricane Katrina.
Partially offsetting these declines, interest expense decreased by $16.8 million to $30.5 million in fiscal year 2005 from $47.3 million in fiscal year 2004, reflecting the results of the refinancing of the Company’s senior secured credit facility and 10.25 percent senior subordinated notes at lower rates and a $39.5 million decrease in average debt outstanding. As of October 31, 2005 the Company had achieved its lowest net debt level in nine years. In addition, funeral revenue increased $2.9 million from a restated $271.2 million in fiscal year 2004 to $274.1 million in fiscal year 2005 primarily due to an increase in average revenue per call of 2.7 percent and increased same-store funeral call growth of 0.3 percent. Same-store results include the three funeral homes impacted by Hurricane Katrina. Excluding these funeral homes, same-store funeral call growth increased 0.9 percent. Management believes that the increase in funeral calls can be attributed to the Company’s funeral home incentive compensation plan implemented during the first quarter of fiscal year 2005 and can also be attributed to the execution of its strategic plan. Management believes this increase is a significant accomplishment given that this is the first year since 1994 that the Company has experienced positive year-over-year call growth.
For fiscal year 2004, the Company achieved a 9 percent increase in preneed funeral sales, which was in line with its goal of 5 percent to 10 percent for 2004, and for fiscal year 2005, the Company achieved a 5 percent increase in preneed funeral sales, which was in line with its goal of 4 percent to 8 percent for 2005. For fiscal year 2004, the Company achieved a 9 percent increase in cemetery property sales, which was in line with its goal of 5 percent to 10 percent for 2004. For fiscal year 2005, the Company achieved a 0.9 percent increase in cemetery property sales, which was below its goal of 4 percent to 8 percent, due in part to the effect of Hurricanes Katrina, Rita and Wilma.
Operations provided cash of $52.8 million for the year ended October 31, 2005 compared to $93.6 million for the comparable period in 2004. The 2005 amount included a cash inflow of approximately $19 million for cash withdrawn from trust accounts during the year resulting from the determination during the deferred revenue project that those amounts had not been withdrawn in prior periods, even though the related services and merchandise had been delivered in prior periods. The 2005 amount also included a cash outflow of approximately $2.5 million related to Hurricane Katrina and $25.5 million for premiums paid for the early extinguishment of debt related to the refinancings in 2005. The 2004 amount included a $33.2 million tax refund received during the first quarter of 2004 resulting from a change in tax accounting methods for cemetery merchandise revenue.
The Company is issuing this press release to update previous disclosure and provide the foregoing key information contained in the 2005 Form 10-K and anticipated to be contained in the 2005 Form 10-Q/A. This release may not contain all of the information that may be important to you. The Company encourages investors to read the 2005 Form 10-K and 2005 Form 10-Q/A, when filed, for additional information and a more complete understanding of the information discussed in this release.
On Tuesday, February 21, 2006 the Company will issue a press release summarizing financial results for fiscal year 2005 and will hold a conference call for investors at 10:00a.m., Central Standard Time. The teleconference dial-in number is 800-665-0430. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-312-1300. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 9234828 until February 28, 2006, midnight central standard time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until March 21, 2006.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

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